-UNAUDITED-

PAYMENTONE CORPORATION
BALANCE SHEET
MARCH 31, 2008

Final
March 31, 2008
ASSETS
CURRENT ASSETS:
Cash	$731,159
Accounts receivable - customer, net of an allowance of $208,732 at March 31, 2008, $208,739 at June 30, 2007, and $237,797 at June 30, 2006	1,922,119
Accounts receivable - Local Exchange Carrier	7,402,993
Accounts receivable - The Billing Resource, net of an allowance of $12,756,013 at March 31, 2008, $12,230,471 at June 30, 2007, and $10,591,889 at June 30, 2006	2,819,397
Prepaid expenses	227,843
Restricted cash	760,535

Total Current Assets	13,864,046

FIXED ASSETS:
Property, equipment and software	5,632,681
Accumulated depreciation and amortization	(5,295,748)

Total Fixed Assets	336,933

TOTAL ASSETS	$14,200,979

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES:
Accounts payable - trade	$1,359,450
Accounts payable - customers	29,240,519
Accrued payroll costs	459,944
Accrued expenses - other	498,753
Deferred income	92,871
Note payable - insurance	-
Current portion of note payable obligation under capital lease	-

Total Current Liabilities	31,651,537

LONG TERM LIABILITIES:
Long term portion of capital lease	-

Total Long Term Liabilities	-

TOTAL LIABILITIES	31,651,537

STOCKHOLDERS’ EQUITY (DEFICIT) :
Common stock, $0.001 par value 20,000,000 shares authorized 3,583,100 issued and outstanding at March 31, 2008 and June 30, 2007 and 3,500,000 issued and outstanding at June 30, 2006	3,583
Additional paid in capital	6,862,018
Accumulated (deficit)	(24,316,159)

Total Stockholders' (Deficit)	(17,450,558)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$14,200,979

-UNAUDITED-

PAYMENTONE CORPORATION
STATEMENT OF OPERATIONS
NINE MONTH PERIOD ENDED MARCH 31, 2008

Final
March 31, 2008
NET REVENUE:
Fraud control/authentication services	$788,050
PhoneBill services	7,830,288
DirectPay services	69,193
Credit card/ACH services	148,923
Customer care services	990,149

Total Net Revenue	9,826,603

COST OF REVENUE:
Fraud control/authentication services	491,533
PhoneBill services	5,326,868
DirectPay services	49,051
Credit card/ACH services	68,271
Customer care services	597,178
Depreciation allocated to cost of revenue	377,936

Total Cost of Revenue	6,910,837

GROSS PROFIT	2,915,766

OPERATING EXPENSES:
Sales and marketing	559,104
General and administrative	2,878,574
Information technology	1,028,598
Depreciation	17,499
Bad debt expense - related party	528,762

Total Operating Expenses	5,012,537

NET (LOSS) FROM OPERATIONS	(2,096,771)

OTHER EXPENSES:
Interest expense	1,260
Other expense	(9,445)

Total Other Expense	(8,185)

NET (LOSS)	$(2,088,586)

PER SHARE	$(0.593)

WEIGHTED AVERAGE SHARES OUTSTANDING	3,519,405

-UNAUDITED-

PAYMENTONE CORPORATION
STATEMENT OF CASH FLOWS
NINE MONTH PERIOD ENDED MARCH 31, 2008

Final
March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,088,586)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	425,002
Accounts receivable	(2,507,600)
Bad debt expense - related party	525,542
Prepaid expenses and deposits	12,644
Other assets	(42,716)
Accounts payable - trade and accrued expenses	(493,131)
Accounts payable - customers	4,700,091
Deferred revenue	(37,817)
Stock-based compensation	78,948

Total Adjustments	2,660,963

NET CASH PROVIDED BY OPERATING ACTIVITIES	572,377

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,777)

Net Cash (Used in) Investing Activities	(10,777)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(39,819)
Repayment of note payable	-
Proceeds from issuance of notes payable	-

Net Cash (Used In) Financing Activities	(39,819)

INCREASE IN CASH	521,781

CASH, BEGINNING OF PERIOD	209,378

CASH, END OF PERIOD	$731,159

INTEREST PAID	$1,260

INCOME TAXES PAID	$-